As filed with the Securities and Exchange Commission on June 30, 2006.
No. 333-03789

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 UNDER THE SECURITIES ACT OF 1933

SOUTHWESTERN ENERGY COMPANY
(Exact name of registrant as specified in its charter)

Delaware	71-0205415
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2350 N. Sam Houston Parkway East
Suite 300
Houston, Texas 77032
(Address of principal executive offices including zip code)

Southwestern Energy Company 1993 Stock Incentive Plan For Outside Directors
(Full title of the plan)

Mark K. Boling
2350 N. Sam Houston Parkway East
Suite 300
Houston, Texas 77032
(281) 618-4700
(Name, address and telephone number, including area code, of agent for service)

Explanatory Statement

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No.333-03789 (which we refer to as this registration statement), is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended, by Southwestern Energy Company, a Delaware corporation (which we refer to as Southwestern Delaware), which is the successor issuer to Southwestern Energy Company, an Arkansas corporation (which we refer to as Southwestern Arkansas). Southwestern Delaware became the successor issuer to Southwestern Arkansas following a corporate reorganization that became effective on June 30, 2006. The reorganization was effected through the merger of Southwestern Arkansas with and into Southwestern Delaware, a newly formed merger subsidiary of Southwestern Arkansas, with Southwestern Delaware as the surviving corporation. As a result of the merger, each share of common stock, par value $0.10 per share of Southwestern Arkansas outstanding immediately prior to the effective time of the merger automatically converted into the right to receive a share of common stock, par value $0.01 per share of Southwestern Delaware, including the associated common stock purchase right. After completion of the merger, the shareholders of Southwestern Arkansas became the shareholders of Southwestern Delaware which, together with its subsidiaries, will continue to be engaged in the same business that Southwestern Arkansas and its subsidiaries were engaged in before the merger. Pursuant to the reorganization, common shares of Southwestern Delaware will henceforth be issuable, in lieu of common stock of Southwestern Arkansas, under the Southwestern Energy Company 1993 Stock Incentive Plan for Outside Directors.

Southwestern Delaware expressly adopts this registration statement as its own registration statement for all purposes under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed or assumed by Southwestern Delaware with the Securities and Exchange Commission (the "SEC") are incorporated by reference in this registration statement:

(1)	Southwestern Arkansas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC on March 6, 2006;

(2)

All other reports filed by Southwestern Arkansas pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (1) above;

(3)

The description of Southwestern Delaware's common stock contained in the Registration Statement on Form 8-A dated October 23, 1981, as the same may be amended from time to time, including by the Current Report on Form 8-K filed by Southwestern Delaware on June 30, 2006 with the SEC; and

(4)

The description of the common stock purchase rights contained in the Registration Statement on Form 8-A dated May 10, 1989, as the same may be amended from time to time, including by the Current Report on Form 8-K filed by Southwestern Delaware on June 30, 2006 with the SEC.

In addition, all documents subsequently filed by Southwestern Delaware pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in this registration statement, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify present and former directors, officers, employees or agents for the corporation against any legal liability (other than liability arising from derivative suits) if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify a director or officer in a derivative suit if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, unless the director or officer is found liable to the corporation (in which case a court may permit indemnity for such director or officer to the extent it deems proper).

Section Seven of Southwestern Delaware’s Certificate of Incorporation permits Southwestern Delaware to indemnify its present and former officers and directors to the fullest extent permitted under Delaware law.  Southwestern Delaware’s Certificate of Incorporation also permits Southwestern Delaware to indemnify and advance expenses to employees and agents of Southwestern Delaware in a manner similar to the indemnification and advancement of expenses for directors and officers of Southwestern Delaware. The Certificate of Incorporation also provides that the rights to indemnification specified in the Certificate of Incorporation will not be exclusive of any other rights any person may have or acquire in future under the Certificate of Incorporation, Bylaws of the corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section Eight of Southwestern Delaware’s Bylaws permits Southwestern Delaware to indemnify its directors and officers to the fullest extent not prohibited under Delaware law and to provide advancement of litigation expenses. Under Delaware law, such director or officer must undertake to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification.

Southwestern Delaware’s Bylaws require Southwestern Delaware to indemnify and hold harmless each person who was or is a party, or threatened to be made a party, or is involved in any proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was, or has agreed to become, a director, officer, employee or agent of Southwestern Delaware, or is or was serving at the request of Southwestern Delaware as a director, officer, or employee, or in a similar capacity with another entity, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred and suffered by or for him or her in connection with such proceeding or in any related appeal, provided that if the proceeding was initiated by the indemnified person, such proceeding must be authorized by the board of directors of the corporation.

In addition, Delaware law authorizes a corporation to purchase indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy. Southwestern Delaware has such indemnity insurance for its directors and officers.

On June 30, 2006, Southwestern Delaware and each of its wholly-owned subsidiaries entered into a Second Amended and Restated Indemnity Agreement (the “2006 Agreement”) with its directors and officers providing for complete or partial indemnification as the circumstances warrant.

The 2006 Agreement provides that the payments which Southwestern Delaware and/or its subsidiaries will be obligated to make hereunder shall include, inter alia, compensatory and punitive damages, judgments, fines, ERISA excise taxes, penalties, settlements and costs, costs of investigation, (excluding salaries as officers or employees of Southwestern Delaware and/or its subsidiaries), attorneys’ fees, costs of appearance, attachment and similar bonds and other legal costs of actions, claims, proceedings, investigations and alternative dispute mechanisms, (including actions, claims, proceedings, investigations or alternative dispute mechanisms by or on behalf of Southwestern Delaware and/or any subsidiary and appeals therefrom), whether civil, criminal, administrative, investigative or other.

After the date the 2006 Agreement is entered into and in the event of any change in any applicable law, statute, or rule which expands the right of a Delaware corporation, an Arkansas corporation, an Arkansas limited liability company or a Texas limited liability company to indemnify its directors, officers, employees or agents (including fiduciaries), Indemnitee shall enjoy the greater benefits afforded by such change.

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Southwestern Delaware shall not be liable under the 2006 Agreement for any payment of amounts otherwise indemnifiable if and to the extent that Indemnitee has otherwise actually received such payment under the 2006 Agreement or any insurance policy, contract, agreement or otherwise.

Southwestern Delaware’s 1993 Stock Incentive Plan for Outside Directors provides that no member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

In addition, other employee benefit plans maintained by Southwestern Delaware and its subsidiaries contain provisions indemnifying the employees, directors, and officers of Southwestern Delaware and its subsidiaries in connection with their activities related to the plans.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1

Southwestern Energy Company 1993 Stock Incentive Plan For Outside Directors (incorporated herein by reference to Exhibit 4.1 to Southwestern Arkansas’ Registration Statement on Form S-8, File No. 333-03789).

5.1	Opinion of Cleary Gottlieb Steen and Hamilton LLP.

23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Netherland Sewell and Associates, Inc.

23.3	Consent of Cleary Gottlieb Steen and Hamilton LLP. (contained in the opinion included in Exhibit 5.1).

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities hereby, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

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(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 30th day of June, 2006.

SOUTHWESTERN ENERGY COMPANY

By: /s/ MARK K. BOLING
Mark K. Boling
Executive Vice President, General Counsel and
Secretary

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Harold M. Korell, Greg D. Kerley, and Mark K. Boling and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ HAROLD M. KORELL	Chairman, President, Chief Executive	June 30, 2006
Harold M. Korell	Officer and Director
(Principal Executive Officer)

/s/ GREG D. KERLEY	Executive Vice President and	June 30, 2006
Greg D. Kerley	Chief Financial Officer
(Principal Financial Officer)

/s/ STANLEY T. WILSON	Controller and Chief Accounting	June 30, 2006
Stanley T. Wilson	Officer (Principal Accounting Officer)

/s/ LEWIS E. EPLEY, JR.	Director	June 30, 2006
Lewis E. Epley, Jr.

/s/ ROBERT L. HOWARD	Director	June 30, 2006
Robert L. Howard

/s/ VELLO A. KUUSKRAA	Director	June 30, 2006
Vello A. Kuuskraa

/s/ KENNETH R. MOURTON	Director	June 30, 2006
Kenneth R. Mourton

/s/ CHARLES E. SCHARLAU	Director	June 30, 2006
Charles E. Scharlau

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EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1

Southwestern Energy Company 1993 Stock Incentive Plan For Outside Directors (incorporated herein by reference to Exhibit 4.1 to Southwestern Arkansas’ Registration Statement on Form S-8, File No. 333-03789).

Incorporated by reference

5.1	Opinion of Cleary Gottlieb Steen and Hamilton LLP.	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP.	Filed herewith

23.2	Consent of Netherland Sewell and Associates, Inc.	Filed herewith

23.3	Consent of Cleary Gottlieb Steen and Hamilton LLP (contained in the opinion included in Exhibit 5.1).	Filed herewith

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